Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2004,  except for the fifth paragraph of the footnote titled “Debt” for which the date is March 15, 2004, relating to the financial statements as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, which appears in deCODE genetics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004.  We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
December 1, 2005